Exhibit 99.1

FOR IMMEDIATE RELEASE

A. SCHULMAN REPORTS STRONG FISCAL 2014 SECOND QUARTER

•
Net income from continuing operations for the second quarter of fiscal 2014 was $6.5 million, or $0.22 per diluted share; adjusted net income from continuing operations for the second quarter of fiscal 2014, excluding certain items, was $11.3 million, or $0.39 per diluted share, a 39% improvement over the prior-year quarter

•	Company raises full-year fiscal 2014 adjusted net income guidance to a range of $2.23 to $2.28 per diluted share

AKRON, Ohio - April 7, 2014 - A. Schulman, Inc. (Nasdaq-GS: SHLM) announced today earnings for the fiscal 2014 second quarter ended February 28, 2014.

Joseph M. Gingo, Chairman, President and Chief Executive Officer, said, “Our strong second-quarter financial results reflect sustained operational improvements combined with the benefits of our acquisition strategy. The dedicated work of our European associates related to operational efficiencies and restructuring initiatives took full advantage of the modest volume improvements over the past two quarters to drive stronger profits. At the same time, we continue to benefit from our aggressive acquisition strategy and gained solid contributions from our bolt-on acquisitions this quarter, which exceeded our expectations. This combination is adding excitement to what we believe will be a strong 2014 for A. Schulman.”

Bernard Rzepka, Chief Operating Officer, stated, “I am very pleased that our European team has been able to capitalize on strengthening demand, especially in the automotive and electronics & electrical markets. In the Americas, I am encouraged that organic net sales in the region remained consistent with the prior year despite an 8.2% drop in organic volume and negative foreign currency headwinds in Latin America. Volume was, of course, impacted by the severe winter weather in the United States, but also by the Company’s continuous strategy to reduce less-profitable commodity sales. In Asia Pacific (APAC), the addition of our Perrite Group’s Malaysian facility has led to significant growth and provides us with solid engineered plastics operations in Southeast Asia. Additionally, we are seeing organic growth across all product families in the region, as well as a stabilization of gross margins on a sequential basis. APAC is a key strategic market for us, and we are pleased with our progress in the region.”

Fiscal Second-Quarter Results
In the fiscal 2014 second quarter, net sales in the Europe, Middle East and Africa (EMEA) segment increased 11.9% compared with the same period last year. During the quarter, the incremental contribution of the Perrite acquisition in EMEA was $21.4 million and 13.6 million pounds in net sales and volume, respectively. Additionally, sales and volume benefited from greater demand as a result of continued strengthening in the automotive market as well as strong performance in the Company’s engineered plastics business associated with the electronics & electrical markets. Foreign currency translation positively impacted net sales by $8.1 million. EMEA gross profit was $47.5 million for the quarter, an increase of $7.6 million compared with the same three-month period last year. The increase in gross profit was primarily attributed to the incremental contribution of the Perrite acquisition; favorable product mix; savings from successful purchasing initiatives and prior restructuring initiatives; and overall higher volumes. Foreign currency translation positively impacted EMEA gross profit by $0.9 million.

Net sales for the Americas increased by 8.9% compared with the prior-year period. This increase was primarily driven by the incremental contribution of the Network Polymers and Prime Colorants acquisitions which totaled $17.3 million and 12.2 million pounds in net sales and volume, respectively. Driven primarily by the devaluation of the Argentine peso, foreign currency translation negatively impacted net sales by $4.4 million. Gross profit for the Americas was $21.2 million in the quarter, an increase of $2.5 million compared with the same period last year. Gross profit benefitted from recent acquisitions, and improved mix, which was partially offset by the negative impacts of lower volume and unfavorable $0.5 million of foreign currency translation.

During the quarter, net sales for the Company’s APAC segment increased approximately 67% compared with the same prior-year period. The incremental contribution of the Perrite acquisition in APAC was $13.7 million and 10.7 million pounds in net sales and volume, respectively. Excluding the Perrite acquisition, volume increased by 26% but was partially offset by decreased price per pound driven by competitive pricing pressures primarily in the masterbatch business. Gross profit for APAC for the quarter increased approximately 32.2% compared with the prior-year period. This increase was primarily attributed to the positive contribution from the Perrite acquisition and increased volume. Gross profit percentage declined as a result of competitive pricing pressures and the broadening of the Company’s product portfolio within the APAC region.

Year-to-Date Results
Net sales for the six months ended February 28, 2014 were $1.2 billion, an increase of 12.1% compared with the same period last year. Incremental net sales and volume from the Company’s recent acquisitions contributed $86.9 million and 60.5 million pounds, respectively. Excluding the impact of recent acquisitions, net sales were positively impacted by a 2.7% increase in price per pound and a 1% increase in volume. Foreign currency translation favorably impacted net sales by $14.9 million.

The Company’s SG&A expenses increased $12.8 million compared with the same period in the prior year. The increase was primarily attributable to incremental SG&A expense of $4.6 million from recent acquisitions, higher incentive compensation expense of $3.4 million and unfavorable foreign currency translation of $1.3 million. SG&A expense, excluding certain items, was 9.5% of net sales for the six-month period. Operating income increased $6.6 million for the six months ended February 28, 2014, compared with the same prior-year period. Total operating income, before certain items, for the six months ended February 28, 2014, was $43.7 million, an increase of $10.4 million compared with a year ago.

Working Capital/Cash Flow From Operations
Cash used in operations was $8.7 million and $8.1 million for the six months ended February 28, 2014 and 2013, respectively. The Company’s cash and cash equivalents decreased $44 million from August 31, 2013. This decrease was driven primarily by fiscal 2014 acquisitions which were only partially offset by an increase in net borrowings. Working capital was 66 days at the end of the fiscal 2014 second quarter, a decrease of two days when compared with the same period last year.

Capital expenditures for the six months were $16.5 million compared with $12.9 million last year. The increase in capital expenditures principally relates to a $3.5 million purchase of a previously leased manufacturing facility in the United States as well as regular and ongoing investments in the Company's global manufacturing facilities.

During the three- and six-month periods ended February 28, 2014, the Company declared and paid quarterly cash dividends of $0.20 and $0.40 per common share, respectively. The total amount of these dividends was $5.9 million and $11.8 million, respectively.

Business Outlook
“Driven by the trend of our positive European results, the continuation of relatively stable raw material pricing and modest global economic growth, we have raised our expectations for 2014 adjusted net income to a range of $2.23 to $2.28 per diluted share, which would represent an approximately 25% increase over the prior-year results using the high-end of this range,” Gingo said.

Conference Call on the Web
A live Internet broadcast of A. Schulman’s conference call regarding fiscal 2014 second-quarter earnings can be accessed at 10:00 a.m. Eastern Time on Tuesday, April 8, 2014 on the Company’s website, www.aschulman.com. An archived replay of the call will also be available on the website.

Investor Day on April 10, 2014
A. Schulman will host an Investor Day on Thursday, April 10 at the Waldorf-Astoria in New York City.  The event will begin at 8:00 a.m. EDT and is expected to last until 1 p.m. EDT.  Participants may pre-register by contacting Jennifer Beeman at (330) 668-7346 or by email at Jennifer_beeman@us.aschulman.com. Participants may also register in person the morning of the event.  In-person registration and continental breakfast will begin at 7:30 a.m. EDT.

Investor Presentation Materials
Senior executives of the Company may participate in meetings with analysts and investors throughout the fiscal year. The Company has posted presentation materials, portions of which may be used during such meetings, in the Investors section of its website at www.aschulman.com. The presentation will remain on the website as long as it is in use.

About A. Schulman, Inc.
A. Schulman, Inc. is a leading international supplier of high-performance plastic compounds and resins headquartered in Akron, Ohio.  Since 1928, the Company has been providing innovative solutions to meet its customers' demanding requirements.  The Company's customers span a wide range of markets such as packaging, mobility, building & construction, electronics & electrical, agriculture, personal care & hygiene, sports, leisure & home, custom services and others.  The Company employs approximately 3,500 people and has 38 manufacturing facilities globally.  A. Schulman reported net sales of $2.1 billion for the fiscal year ended August 31, 2013. Additional information about A. Schulman can be found at www.aschulman.com.

Use of Non-GAAP Financial Measures
This release includes certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures include segment gross profit, SG&A expenses excluding certain items, operating income excluding certain items, net income excluding certain items and net income per diluted share excluding certain items, as discussed further in the Reconciliation of GAAP and Non-GAAP Financial Measures below. These non-GAAP financial measures are considered relevant to aid analysis and understanding of the Company’s results and business trends. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures, and tables included in this release reconcile each non-GAAP financial measure with the most directly comparable GAAP financial measure. The most directly comparable GAAP financial measures for these purposes are gross profit, SG&A expenses, operating income, net income and net income per diluted share. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

While the Company believes that these non-GAAP financial measures provide useful supplemental information to investors, there are very significant limitations associated with their use. These non-GAAP financial measures are not prepared in accordance with GAAP, may not be reported by all of the Company’s competitors and may not be directly comparable to similarly titled measures of the Company’s competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Cautionary Statements
A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments and may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and relate to future events and expectations. Forward-looking statements contain such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:

•
worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets or countries where the Company has operations;

•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	competitive factors, including intense price competition;

•	fluctuations in the value of currencies in areas where the Company operates;

•
volatility of prices and availability of the supply of energy and raw materials that are critical to the manufacture of the Company’s products, particularly plastic resins derived from oil and natural gas;

•	changes in customer demand and requirements;

•	effectiveness of the Company to achieve the level of cost savings, productivity improvements, growth and other benefits anticipated from acquisitions, joint ventures and restructuring initiatives;

•	escalation in the cost of providing employee health care;

•	uncertainties regarding the resolution of pending and future litigation and other claims;

•	the performance of the global automotive market as well as other markets served;

•	further adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products; and

•	operating problems with our information systems as a result of system security failures such as viruses, computer "hackers" or other causes.
The risks and uncertainties identified above are not the only risks the Company faces. Additional risk factors that could affect the Company’s performance are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2013. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

SHLM_ALL

Contact information:
Jennifer K. Beeman
Director of Corporate Communications & Investor Relations
A. Schulman, Inc.
3637 Ridgewood Road
Fairlawn, Ohio 44333
Tel: 330-668-7346
email: Jennifer_Beeman@us.aschulman.com
www.aschulman.com

A. SCHULMAN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended February 28,		Six months ended February 28,
	2014	2013	2014	2013
	Unaudited (In thousands, except per share data)
Net sales	$588,508	$515,440	$1,173,905	$1,047,525
Cost of sales	514,209	452,241	1,020,498	912,659
Selling, general and administrative expenses	58,713	52,019	116,111	103,335
Restructuring expense	1,727	1,669	3,505	3,606
Asset impairment	104	—	104	498
Curtailment (gain) loss	—	—	—	333
Operating income	13,755	9,511	33,687	27,094
Interest expense	2,488	1,925	4,679	3,693
Interest income	(81)	(119)	(143)	(326)
Foreign currency transaction (gains) losses	1,466	(40)	2,148	539
Other (income) expense, net	(193)	(211)	(271)	(347)
Income from continuing operations before taxes	10,075	7,956	27,274	23,535
Provision (benefit) for U.S. and foreign income taxes	3,427	(4,350)	7,995	(913)
Income from continuing operations	6,648	12,306	19,279	24,448
Income (loss) from discontinued operations, net of tax	347	(282)	3,002	(279)
Net income	6,995	12,024	22,281	24,169
Noncontrolling interests	(136)	(239)	(351)	(605)
Net income attributable to A. Schulman, Inc.	$6,859	$11,785	$21,930	$23,564

Weighted-average number of shares outstanding:
Basic	29,059	29,293	29,038	29,255
Diluted	29,277	29,725	29,240	29,668

Basic earnings per share attributable to A. Schulman, Inc.
Income from continuing operations	$0.23	$0.41	$0.65	$0.82
Income (loss) from discontinued operations	0.01	(0.01)	0.11	(0.01)
Net income attributable to A. Schulman, Inc.	$0.24	$0.40	$0.76	$0.81

Diluted earnings per share attributable to A. Schulman, Inc.
Income from continuing operations	$0.22	$0.41	$0.65	$0.80
Income (loss) from discontinued operations	0.01	(0.01)	0.10	(0.01)
Net income attributable to A. Schulman, Inc.	$0.23	$0.40	$0.75	$0.79

Cash dividends per common share	$0.200	$0.195	$0.400	$0.390

A. SCHULMAN, INC.
CONSOLIDATED BALANCE SHEETS

	February 28, 2014	August 31, 2013
	Unaudited (In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$90,053	$134,054
Accounts receivable, less allowance for doubtful accounts of $10,955 at February 28, 2014 and $10,434 at August 31, 2013	381,872	310,749
Inventories, lower of average cost or market	307,122	261,658
Prepaid expenses and other current assets	44,015	41,224
Total current assets	823,062	747,685
Property, plant and equipment, at cost:
Land and improvements	26,892	27,954
Buildings and leasehold improvements	158,841	146,647
Machinery and equipment	389,424	356,144
Furniture and fixtures	41,399	39,065
Construction in progress	9,877	7,149
Gross property, plant and equipment	626,433	576,959
Accumulated depreciation	392,325	366,438
Net property, plant and equipment	234,108	210,521
Deferred charges and other noncurrent assets	54,853	48,723
Goodwill	185,379	139,526
Intangible assets, net	119,539	91,887
Total assets	$1,416,941	$1,238,342
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$292,693	$265,477
U.S. and foreign income taxes payable	7,782	6,423
Accrued payroll, taxes and related benefits	42,926	43,072
Other accrued liabilities	52,661	48,689
Short-term debt	20,572	8,373
Total current liabilities	416,634	372,034
Long-term debt	302,981	207,435
Pension plans	104,247	98,599
Deferred income taxes	23,865	20,873
Other long-term liabilities	26,174	24,657
Total liabilities	873,901	723,598
Commitments and contingencies
Stockholders’ equity:
Common stock, $1 par value, authorized - 75,000 shares, issued - 48,179 shares at February 28, 2014 and 48,094 shares at August 31, 2013	48,179	48,094
Additional paid-in capital	265,285	263,158
Accumulated other comprehensive income (loss)	17,396	682
Retained earnings	584,523	574,370
Treasury stock, at cost, 18,975 shares at February 28, 2014 and 18,940 shares at August 31, 2013	(379,947)	(378,927)
Total A. Schulman, Inc.’s stockholders’ equity	535,436	507,377
Noncontrolling interests	7,604	7,367
Total equity	543,040	514,744
Total liabilities and equity	$1,416,941	$1,238,342

A. SCHULMAN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months ended February 28,
	2014	2013
	Unaudited (In thousands)
Operating from continuing and discontinued operations:
Net income	$22,281	$24,169
Adjustments to reconcile net income to net cash provided from (used in) operating activities:
Depreciation	16,419	15,023
Amortization	6,669	5,782
Deferred tax provision	(2,895)	(8,413)
Pension, postretirement benefits and other deferred compensation	4,494	4,398
Asset impairment	104	498
Curtailment (gain) loss	—	333
Gain on sale of assets from discontinued operations	(3,331)	—
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(21,283)	(14,306)
Inventories	(13,107)	(19,199)
Accounts payable	(15,534)	(6,324)
Income taxes	229	(930)
Accrued payroll and other accrued liabilities	375	804
Other assets and long-term liabilities	(3,100)	(9,887)
Net cash provided from (used in) operating activities	(8,679)	(8,052)
Investing from continuing and discontinued operations:
Expenditures for property, plant and equipment	(16,541)	(12,889)
Proceeds from the sale of assets	4,738	8,008
Business acquisitions, net of cash	(115,624)	(36,360)
Net cash provided from (used in) investing activities	(127,427)	(41,241)
Financing from continuing and discontinued operations:
Cash dividends paid	(11,777)	(11,713)
Increase (decrease) in short-term debt	2,469	2,081
Borrowings on long-term debt	686,955	70,696
Repayments on long-term debt	(583,914)	(56,565)
Payment of debt issuance costs	(1,782)	—
Issuances of stock, common and treasury	276	1,394
Redemptions of common stock	(361)	(397)
Purchases of treasury stock	(1,116)	(479)
Net cash provided from (used in) financing activities	90,750	5,017
Effect of exchange rate changes on cash	1,355	(59)
Net increase (decrease) in cash and cash equivalents	(44,001)	(44,335)
Cash and cash equivalents at beginning of period	134,054	124,031
Cash and cash equivalents at end of period	$90,053	$79,696

A. SCHULMAN, INC.
Reconciliation of GAAP and Non-GAAP Financial Measures

Three months ended February 28, 2014	Cost of Sales	Gross margin	SG&A	Restructuring expense	Asset impairment	Operating income	Operating income per pound	Income tax expense (benefit)	Net income attributable to A. Schulman, Inc.	Diluted EPS
	(In thousands, except for %'s, per pound and per share data)
As reported	$514,209	12.6%	$58,713	$1,727	$104	$13,755	$0.027	$3,427	$6,859	$0.23
Certain items:
Asset write-downs (1)	—		—	—	(104)	104		34	70	—
Costs related to acquisitions (2)	(34)		(1,818)	—	—	1,852		30	1,822	0.06
Restructuring and related costs (3)	(137)		(928)	(1,727)	—	2,792		279	2,513	0.09
Inventory step-up (4)	(782)		—	—	—	782		—	782	0.03
Tax benefits (charges) (5)	—		—	—	—	—		426	(426)	(0.01)
Loss (income) from discontinued operations									(347)	(0.01)
Total certain items	$(953)	0.2%	$(2,746)	$(1,727)	$(104)	$5,530	$0.012	$769	$4,414	$0.16
As Adjusted	$513,256	12.8%	$55,967	$—	$—	$19,285	$0.039	$4,196	$11,273	$0.39

Percentage of Revenue			9.5%			3.3%			1.9%

Three months ended February 28, 2013	Cost of Sales	Gross margin	SG&A	Restructuring expense	Asset impairment	Operating income	Operating income per pound	Income tax expense (benefit)	Net income attributable to A. Schulman, Inc.	Diluted EPS
	(In thousands, except for %'s, per pound and per share data)
As reported	$452,241	12.3%	$52,019	$1,669	$—	$9,511	$0.021	$(4,350)	$11,785	$0.40
Certain items:
Asset write-downs (1)	(404)		—	—	—	404		—	404	0.01
Costs related to acquisitions (2)	—		(675)	—	—	675		79	596	0.02
Restructuring and related costs (3)	—		—	(1,669)	—	1,669		349	1,320	0.04
Inventory step-up (4)	—		—	—	—	—		—	—	—
Tax benefits (charges) (5)	—		—	—	—	—		6,160	(6,160)	(0.20)
Loss (income) from discontinued operations									282	0.01
Total certain items	$(404)	0.1%	$(675)	$(1,669)	$—	$2,748	$0.006	$6,588	$(3,558)	$(0.12)
As Adjusted	$451,837	12.4%	$51,344	$—	$—	$12,259	$0.027	$2,238	$8,227	$0.28

Percentage of Revenue			10.0%			2.4%			1.6%

A. SCHULMAN, INC.
Reconciliation of GAAP and Non-GAAP Financial Measures
(continued)

Six months ended February 28, 2014	Cost of Sales	Gross margin	SG&A	Restructuring expense	Asset impairment	Operating income	Operating income per pound	Income tax expense (benefit)	Net income attributable to A. Schulman, Inc.	Diluted EPS
	(In thousands, except for %'s, per pound and per share data)
As reported	$1,020,498	13.1%	$116,111	$3,505	$104	$33,687	$0.034	$7,995	$21,930	$0.75
Certain items:
Asset write-downs (1)	(108)		—	—	(104)	212		34	178	0.01
Costs related to acquisitions (2)	(34)		(2,453)	—	—	2,487		125	2,370	0.08
Restructuring and related costs (3)	(500)		(2,159)	(3,505)	—	6,164		601	5,852	0.20
Inventory step-up (4)	(1,199)		—	—	—	1,199		98	1,101	0.04
Tax benefits (charges) (5)	—		—	—	—	—		427	(427)	(0.02)
Loss (income) from discontinued operations									(3,002)	(0.10)
Total certain items	$(1,841)	0.1%	$(4,612)	$(3,505)	$(104)	$10,062	$0.010	$1,285	$6,072	$0.21
As Adjusted	$1,018,657	13.2%	$111,499	$—	$—	$43,749	$0.044	$9,280	$28,002	$0.96

Percentage of Revenue			9.5%			3.7%			2.4%

Six months ended February 28, 2013	Cost of Sales	Gross margin	SG&A	Restructuring expense	Asset impairment	Operating income	Operating income per pound	Income tax expense (benefit)	Net income attributable to A. Schulman, Inc.	Diluted EPS
	(In thousands, except for %'s, per pound and per share data)
As reported	$912,659	12.9%	$103,335	$3,606	$498	$27,094	$0.029	$(913)	$23,564	$0.79
Certain items:
Asset write-downs (1)	(682)		—	—	(498)	1,180		149	1,031	0.04
Costs related to acquisitions (2)	—		(987)	—	—	987		79	908	0.03
Restructuring and related costs (3)	—		—	(3,606)	—	3,939		857	3,082	0.10
Inventory step-up (4)	(138)		—	—	—	138		—	138	—
Tax benefits (charges) (5)	—		—	—	—	—		6,160	(6,160)	(0.20)
Loss (income) from discontinued operations									279	0.01
Total certain items	$(820)	0.1%	$(987)	$(3,606)	$(498)	$6,244	$0.007	$7,245	$(722)	$(0.02)
As Adjusted	$911,839	13.0%	$102,348	$—	$—	$33,338	$0.036	$6,332	$22,842	$0.77

Percentage of Revenue			9.8%			3.2%			2.2%

1 - Asset write-downs primarily relate to asset impairments and accelerated depreciation.
2 - Costs related to acquisitions include third party professional, legal and other expenses associated with successful and unsuccessful full or partial acquisition and divestiture/dissolution transactions, as well as certain employee-related expenses such as travel, one-time bonuses and post-acquisition severance separate from a formal restructuring plan.

3 - Restructuring related costs include items such as employee severance charges, lease termination charges, curtailment gains/losses, other employee termination costs and charges related to the reorganization of the legal entity structure.

4 - Inventory step-up costs include the adjustment for fair value of inventory acquired as a result of acquisition purchase accounting.
5 - Tax benefits (charges) include the effect of the adjustments to the Germany and Brazil valuation allowances in fiscal 2013.

A. SCHULMAN, INC.
SUPPLEMENTAL SEGMENT INFORMATION

	Net Sales				Pounds Sold
	Three months ended February 28,
EMEA	2014	2013	$ Change	% Change	2014	2013	Lbs. Change	% Change
	(In thousands, except for %'s)
Masterbatch Solutions	$105,626	$106,343	$(717)	(0.7)%	83,217	82,658	559	0.7%
Engineered plastics	115,133	83,887	31,246	37.2%	69,605	51,575	18,030	35.0%
Distribution services	82,985	83,874	(889)	(1.1)%	99,284	98,892	392	0.4%
Specialty powders	43,367	35,380	7,987	22.6%	42,469	37,467	5,002	13.4%
Custom performance colors	35,913	32,714	3,199	9.8%	11,641	11,107	534	4.8%
Total EMEA	$383,024	$342,198	$40,826	11.9%	306,216	281,699	24,517	8.7%

	Net Sales				Pounds Sold
	Three months ended February 28,
Americas	2014	2013	$ Change	% Change	2014	2013	Lbs. Change	% Change
	(In thousands, except for %'s)
Masterbatch Solutions	$63,460	$64,557	$(1,097)	(1.7)%	67,705	72,642	(4,937)	(6.8)%
Engineered plastics	43,873	32,774	11,099	33.9%	28,585	20,046	8,539	42.6%
Distribution services	11,150	10,734	416	3.9%	12,096	12,888	(792)	(6.1)%
Specialty powders	32,720	31,452	1,268	4.0%	45,569	49,470	(3,901)	(7.9)%
Custom performance colors	5,896	4,688	1,208	25.8%	2,279	1,766	513	29.0%
Total Americas	$157,099	$144,205	$12,894	8.9%	156,234	156,812	(578)	(0.4)%

	Net Sales				Pounds Sold
	Three months ended February 28,
APAC	2014	2013	$ Change	% Change	2014	2013	Lbs. Change	% Change
	(In thousands, except for %'s)
Masterbatch Solutions	$19,883	$18,644	$1,239	6.6%	17,929	14,771	3,158	21.4%
Engineered plastics	23,884	7,247	16,637	229.6%	16,013	4,004	12,009	n/a
Distribution services	271	—	271	100.0%	361	—	361	100.0%
Specialty powders	3,776	2,909	867	29.8%	3,462	2,935	527	18.0%
Custom performance colors	571	237	334	140.9%	429	80	349	n/a
Total APAC	$48,385	$29,037	$19,348	66.6%	38,194	21,790	16,404	75.3%

	Net Sales				Pounds Sold
	Three months ended February 28,
Consolidated	2014	2013	$ Change	% Change	2014	2013	Lbs. Change	% Change
	(In thousands, except for %'s)
Masterbatch Solutions	$188,969	$189,544	$(575)	(0.3)%	168,851	170,071	(1,220)	(0.7)%
Engineered plastics	182,890	123,908	58,982	47.6%	114,203	75,625	38,578	51.0%
Distribution services	94,406	94,608	(202)	(0.2)%	111,741	111,780	(39)	—%
Specialty powders	79,863	69,741	10,122	14.5%	91,500	89,872	1,628	1.8%
Custom performance colors	42,380	37,639	4,741	12.6%	14,349	12,953	1,396	10.8%
Total Consolidated	$588,508	$515,440	$73,068	14.2%	500,644	460,301	40,343	8.8%

A. SCHULMAN, INC.
SUPPLEMENTAL SEGMENT INFORMATION
(continued)

	Net Sales				Pounds Sold
	Six months ended February 28,
EMEA	2014	2013	$ Change	% Change	2014	2013	Lbs. Change	% Change
	(In thousands, except for %'s)
Masterbatch Solutions	$214,526	$221,746	$(7,220)	(3.3)%	168,557	170,646	(2,089)	(1.2)%
Engineered plastics	237,349	173,360	63,989	36.9%	144,762	106,726	38,036	35.6%
Distribution services	161,218	160,491	727	0.5%	191,678	192,530	(852)	(0.4)%
Specialty powders	90,408	73,129	17,279	23.6%	89,467	79,647	9,820	12.3%
Custom performance colors	71,985	64,960	7,025	10.8%	23,972	22,181	1,791	8.1%
Total EMEA	$775,486	$693,686	$81,800	11.8%	618,436	571,730	46,706	8.2%

	Net Sales				Pounds Sold
	Six months ended February 28,
Americas	2014	2013	$ Change	% Change	2014	2013	Lbs. Change	% Change
	(In thousands, except for %'s)
Masterbatch Solutions	$126,426	$128,743	$(2,317)	(1.8)%	138,529	143,272	(4,743)	(3.3)%
Engineered plastics	74,970	69,971	4,999	7.1%	46,742	43,319	3,423	7.9%
Distribution services	22,293	21,745	548	2.5%	24,472	26,296	(1,824)	(6.9)%
Specialty powders	69,376	64,007	5,369	8.4%	97,692	100,345	(2,653)	(2.6)%
Custom performance colors	10,561	9,313	1,248	13.4%	4,033	3,416	617	18.1%
Total Americas	$303,626	$293,779	$9,847	3.4%	311,468	316,648	(5,180)	(1.6)%

	Net Sales				Pounds Sold
	Six months ended February 28,
APAC	2014	2013	$ Change	% Change	2014	2013	Lbs. Change	% Change
	(In thousands, except for %'s)
Masterbatch Solutions	$40,409	$37,981	$2,428	6.4%	35,474	30,209	5,265	17.4%
Engineered plastics	45,282	15,395	29,887	194.1%	29,593	8,231	21,362	259.5%
Distribution services	803	19	784	n/a	1,004	14	990	n/a
Specialty powders	7,026	6,428	598	9.3%	6,423	6,440	(17)	(0.3)%
Custom performance colors	1,273	237	1,036	n/a	962	80	882	n/a
Total APAC	$94,793	$60,060	$34,733	57.8%	73,456	44,974	28,482	63.3%

	Net Sales				Pounds Sold
	Six months ended February 28,
Consolidated	2014	2013	$ Change	% Change	2014	2013	Lbs. Change	% Change
	(In thousands, except for %'s)
Masterbatch Solutions	$381,361	$388,470	$(7,109)	(1.8)%	342,560	344,127	(1,567)	(0.5)%
Engineered plastics	357,601	258,726	98,875	38.2%	221,097	158,276	62,821	39.7%
Distribution services	184,314	182,255	2,059	1.1%	217,154	218,840	(1,686)	(0.8)%
Specialty powders	166,810	143,564	23,246	16.2%	193,582	186,432	7,150	3.8%
Custom performance colors	83,819	74,510	9,309	12.5%	28,967	25,677	3,290	12.8%
Total Consolidated	$1,173,905	$1,047,525	$126,380	12.1%	1,003,360	933,352	70,008	7.5%

A. SCHULMAN, INC.
SUPPLEMENTAL SEGMENT INFORMATION
(continued)

	Three months ended February 28,		Six months ended February 28,
	2014	2013	2014	2013
	Unaudited (In thousands, except for %'s)
Segment gross profit
EMEA	$47,499	$39,930	$99,439	$85,033
Americas	21,226	18,735	42,659	40,161
APAC	6,527	4,938	13,150	10,492
Total segment gross profit	75,252	63,603	155,248	135,686
Inventory step-up	(782)	—	(1,199)	(138)
Accelerated depreciation and restructuring related	(171)	(404)	(642)	(682)
Total gross profit	$74,299	$63,199	$153,407	$134,866

Segment operating income
EMEA	$17,553	$11,521	$37,972	$27,666
Americas	6,269	5,845	13,632	13,637
APAC	3,176	2,405	6,542	5,494
Total segment operating income	26,998	19,771	58,146	46,797
Corporate	(7,714)	(7,512)	(14,397)	(13,459)
Costs related to acquisitions	(1,851)	(675)	(2,487)	(987)
Restructuring and related costs	(2,792)	(1,669)	(6,164)	(3,606)
Accelerated depreciation	—	(404)	(108)	(682)
Asset impairment	(104)	—	(104)	(498)
Curtailment gain (loss)	—	—	—	(333)
Inventory step-up	(782)	—	(1,199)	(138)
Operating income	13,755	9,511	33,687	27,094
Interest expense, net	(2,407)	(1,806)	(4,536)	(3,367)
Foreign currency transaction gains (losses)	(1,466)	40	(2,148)	(539)
Other income (expense), net	193	211	271	347
Income from continuing operations before taxes	$10,075	$7,956	$27,274	$23,535

Capacity utilization
EMEA	77%	70%	82%	75%
Americas	60%	61%	64%	64%
APAC	72%	65%	70%	70%
Worldwide	69%	66%	73%	70%